RETIREMENT AGREEMENT

This Retirement Agreement ("Agreement") is made and entered into by and between Klaus von Hörde ("Mr. von Hörde") and MEMC Electronic Materials, Inc. ("MEMC"). In consideration of the following promises, the parties agree as follows:

1. Retirement from Employment. Mr. von Hörde will retire from MEMC effective as of April 30, 2002 (the "Retirement Date"). As of the Retirement Date, Mr. von Hörde's employment relationship with MEMC will end. In connection with Mr. von Hörde's retirement, MEMC and Mr. von Hörde have agreed to settle all matters relating to Mr. von Hörde's employment relationship with MEMC and its termination.

2. Retirement Status of Employee. Mr. von Hörde voluntarily retires and resigns from MEMC effective as of the Retirement Date, which retirement and resignation is hereby accepted by MEMC. Effective as of the Retirement Date, Mr. von Hörde shall automatically and without taking any further actions be deemed to have resigned from all positions then held by him with MEMC and all of its subsidiaries and joint ventures, including his position as a director of MEMC.

3. Retirement Payments and Benefits. In consideration and recognition of past services rendered and in exchange for Mr. von Hörde's promises and obligations herein and as payment in full of the amounts to which Mr. von Hörde is entitled from MEMC under any plan of MEMC in which Mr. von Hörde is a participant, including without limitation the MEMC 2001 Annual Incentive Plan, any 2002 bonus or incentive compensation plan adopted by MEMC, the MEMC Supplemental Executive Pension Plan, and/or under any employment agreement with MEMC to which Mr. von Hörde is a party, including the Employment Agreement between Mr. von Hörde and MEMC effective as of April 1, 1998 (the "April 1, 1998 Employment Agreement") and the Employment Agreement between Mr. von Hörde and MEMC effective as of February 17, 1999 (the "February 17, 1999 Employment Agreement" and, together with the April 1, 1998 Employment Agreement, the "Employment Agreements"), so long as Mr. von Hörde submits this Agreement, properly executed, to MEMC on or before May 21, 2002, and adheres to the promises and agreements set out in this Agreement, MEMC shall provide the following to Mr. von Hörde:

(a) The sum of $565,000 in cash (subject to applicable tax withholding), such payment to be made in 24 equal semi-monthly installments in accordance with the MEMC salaried payroll cycle beginning within 15 days after the Retirement Date (such period of time to be referred to as the "Salary Continuation Period"); provided that, upon the written request of Mr. von Hörde, the Salary Continuation Period and the installment payments shall be terminated, and MEMC will pay the balance of the $565,000 to Mr. von Hörde as a lump sum within 30 days of his request, but no earlier than September 1, 2002;

(b) The sum of $342,500 in cash (subject to applicable tax withholding), such payment to be made in a lump sum within 30 days of the end of the Salary Continuation Period;

(c) Mr. von Hörde and any eligible dependents shall continue to be eligible for coverage under MEMC's U.S. medical and dental plans during the Salary Continuation Period, provided that Mr. von Hörde contributes the same amount for such medical and dental coverages as other similarly situated employees (which contributions will be withheld from the payments provided in subparagraph (a) above), and provided that MEMC continues to provide such coverage for active employees;

(d) Grant of options to purchase 100,000 shares of MEMC common stock at an exercise price of $3.55 per share to be awarded as of the Retirement Date pursuant to an option agreement substantially in the form attached hereto as Exhibit 1;

(e) Grant of options to purchase 20,000 shares of MEMC common stock at an exercise price of $1.50 per share to be awarded as of the Retirement Date pursuant to an option agreement substantially in the form attached hereto as Exhibit 2;

(f) The stock options granted pursuant to subparagraphs (d) and (e) shall be fully vested on the Retirement Date, with the right to exercise these options for a period of three years;

(g) Grant of 198,744 restricted shares of MEMC common stock (the "Restricted Stock") effective as of the Retirement Date, such Restricted Stock to be awarded pursuant to a restricted stock agreement substantially in the form attached hereto as Exhibit 3, which restricted stock will vest on the earlier of January 1, 2003 or the first day of the calendar year after which Mr. von Hörde has notified MEMC in writing that he has repatriated to Germany;

(h) The sum of $374,901 in cash as a one-time lump sum payment within 30 days after the end of the Salary Continuation Period, such payment to be paid in full consideration of any and all pension obligations owed by MEMC to Mr. von Hörde;

(i) Payment of Mr. von Hörde's reasonable attorney's fees in connection with the negotiation, preparation and review of this Agreement; and

(j) Payment of Mr. von Hörde's reasonable tax return preparation fees in connection with his 2001 and 2002 individual tax returns such payment not to exceed $3,000 for either the 2001 or 2002 tax return.

Mr. von Hörde agrees that for purposes of all options to purchase shares of MEMC common stock awarded to Mr. von Hörde prior to his Retirement Date, Mr. von Hörde will be deemed to have resigned on the Retirement Date. As such, pursuant to the terms of the stock option agreements under which such options were granted, all such stock options which are not vested as of the Retirement Date will be cancelled as of the Retirement Date and all such stock options which are vested on the Retirement Date will be eligible for exercise for a period of 60 days following the Retirement Date. Notwithstanding the foregoing, if Mr. von Hörde is in possession of material nonpublic information regarding MEMC on the Retirement Date, then the start of the 60-day exercise period shall be delayed until such time as MEMC notifies Mr. von Hörde in writing that Mr. von Hörde is no longer in possession of material non-public information.

The payments and benefits provided herein are made in lieu of any and all payments or benefits that might otherwise be available to Mr. von Hörde arising out of his employment with MEMC, excluding Mr. von Hörde's non-forfeitable rights to his accrued benefits (within the meaning of Sections 203 and 204 of ERISA), if any, under the MEMC Pension Plan and the MEMC Retirement Savings Plan, as such plans may be hereafter amended. Mr. von Hörde acknowledges and agrees that the payments and benefits provided herein are in full settlement of his Employment Agreements with MEMC.

Mr. von Hörde acknowledges and agrees that he will be responsible for any taxes required to be withheld or paid with respect to the stock options and restricted stock awarded to Mr. von Hörde under this paragraph 3.

MEMC and Mr. von Hörde agree that the payments and benefits provided to Mr. von Hörde under this paragraph 3 represent compensation for services provided by Mr. von Hörde in the United States.

4. Mr. von Hörde's Agreement Not to File Suit. In consideration of the payments and benefits set out in paragraph 3 above, Mr. von Hörde agrees for himself and on behalf of, as applicable, his heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, that he will not file or otherwise submit any charge, claim, complaint or action to any agency, court, organization, or judicial forum (nor will he permit any person, group of persons, or organization to take such action on his behalf except as otherwise provided by law) against MEMC, nor file or otherwise submit any such charge, claim, complaint or action against any subsidiary, affiliate or parent company of MEMC, or against any officer, agent, employee, successor or assign of MEMC (or of any such subsidiary, affiliate or parent company of MEMC) arising out of any action or non-action on the part of MEMC or on the part of any such above-referenced entity or any officer, agent or employee of MEMC or of any such entity for any act or event that occurred on or prior to the date of execution of this Agreement. Said claims, complaints and actions include, but are not limited to (a) any breach of an actual or implied contract of employment between Mr. von Hörde and MEMC, (b) any claim of unjust, wrongful, or tortious discharge (including any claim of fraud, negligence, whistle blowing, or intentional infliction of emotional distress), (c) any claim of defamation or other common-law action, or (d) any claim of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. Sections 2000e, et seq., 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, 29 U.S.C. Sections 621, et seq., the Americans with Disabilities Act, 42 U.S.C. Sections 12101, et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. Sections 201, et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Sections 701, et seq., the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. Sections 1001, et seq., the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. Sections 2101, et seq., the Older Worker Benefit Protection Act ("OWBPA") 29 U.S.C. Sections 621, et seq., or any other relevant federal, state, or local statute or ordinance.

5. Mr. von Hörde's Release of Claims. Mr. von Hörde hereby agrees for himself, and as applicable, his heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, to release and forever discharge MEMC and its subsidiaries, affiliates, and parent companies, and their respective officers, agents, employees, successors and assigns, from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, including claims, complaints and actions described in paragraph 4, which have arisen or could arise between Mr. von Hörde, on the one hand, and MEMC or said persons or related entities, on the other hand, from matters which occurred on or prior to the effective date of this Agreement, which matters include Mr. von Hörde's separation of employment from MEMC.

6. Mr. von Hörde's Release and Waiver of Other Claims. Except as expressly provided in this Agreement, Mr. von Hörde agrees, for himself, and, as applicable, for and on behalf of his heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, to further release and waive any claims related to pay, vacation pay, insurance or welfare benefits or any other benefits of employment with MEMC arising from events occurring on or prior to the effective date of this Agreement. Notwithstanding any provision of this Agreement, this Agreement does not include any release or waiver of Mr. von Hörde's non-forfeitable rights to his accrued benefits (within the meaning of Sections 203 and 204 of ERISA), if any, under the MEMC Pension Plan and the MEMC Retirement Savings Plan, as such plans may be hereafter amended, which rights are not released hereby but survive unaffected by this Agreement. In addition, this Agreement does not include any release or waiver of any rights Mr. von Hörde has or may have, whether arising under law, contract or otherwise, to be indemnified as an officer or director or former officer or director of MEMC. For a period of five (5) years from the Retirement Date, MEMC agrees to include Mr. von Hörde as an insured party under any officer and director liability insurance policy that MEMC maintains for its other officers and directors; provided, however, Mr. von Hörde acknowledges that (a) MEMC shall be under no obligation to maintain such insurance coverage for its officers and directors and (b) certain "tail" coverage under existing insurance policies does not extend for five (5) years from the Retirement Date.

7.. MEMC's Release of Claims. MEMC hereby releases, remises and forever discharges Mr. von Hörde from any and all claims or other causes of action it may have against Mr. von Hörde on account of any contract, supposed liability, or thing done or omitted for all times in the past to the effective date of this Agreement.

8. Obligation Regarding Confidential Information. Except as otherwise provided in paragraph 12, Mr. von Hörde agrees that he has continuing obligations to MEMC pursuant to the Agreement between himself and MEMC dated April 1, 1998 (the "Confidentiality Agreement'). Any violation of those obligations by Mr. von Hörde constitutes a material breach of this Agreement and subjects Mr. von Hörde to forfeiture of all benefits and payments pursuant to this Agreement. MEMC expressly reserves the right to pursue all other legal remedies available to it by virtue of any breach of the April 1, 1998 Confidentiality Agreement.

9. Nondisparagement. Mr. von Hörde represents that he will not, in any way, disparage MEMC or any subsidiary, affiliate or parent of MEMC, or any officer, agent, employee, successor or assign of any of them, or make or solicit any comments, statements or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned persons or entities. MEMC represents that it will not, in any way, disparage Mr. von Hörde or make or solicit any comments, statements or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of Mr. von Hörde.

10. No Admission of Wrongdoing. The parties agree that nothing in this Agreement is an admission of any wrongdoing by either party.

11. Confidentiality of Agreement. Mr. von Hörde agrees to keep the terms of this Agreement confidential except as he might be lawfully compelled to give testimony by a court of competent jurisdiction or as he may be required by law, regulation, governmental authority or similar body to disclose. This means that except as stated above, he will not, at any time, talk about, write about or otherwise publicize this Agreement, or its negotiation, execution or implementation, except (a) with an attorney who may be advising him in connection with this Agreement; (b) with a financial consultant or executive outplacement counselor; (c) with his spouse; (d) with any taxing authorities; (e) as necessary to enforce this Agreement; or (f) with respect to the factual information contained in paragraphs 1, 2 and 12 hereof and the continuing obligations of Mr. von Hörde under the April 1, 1998 Confidentiality Agreement, provided that said persons to whom disclosure is permitted pursuant to (a), (b) and (c) of this paragraph 11 promise to keep the information that may be revealed to them confidential and not to disclose it to others. Notwithstanding the foregoing, the provisions of this paragraph 11 shall terminate with respect to any information that MEMC is required to disclose in a public filing with the Securities and Exchange Commission.

12. Non-Solicitation. During the period commencing on the effective date of this Agreement and ending on the first anniversary of the Retirement Date, Mr. von Hörde will not, directly or indirectly, for his own account or for the account of any other person or entity, anywhere in the United States or anywhere else in the world where MEMC or any of its subsidiaries or joint ventures are conducting business, (i) solicit for employment, employ or otherwise interfere with the relationship of MEMC or any of its subsidiaries or joint ventures with any natural person throughout the world who is or was employed by or otherwise engaged to perform services for MEMC or any of its subsidiaries or joint ventures at any time during which Mr. von Hörde was employed by MEMC or (ii) induce any employee of the MEMC or any of its subsidiaries or joint ventures (A) to engage in any activity which Mr. von Hörde is prohibited from engaging in under this Agreement or (B) to terminate his or her employment with MEMC or any of its subsidiaries or joint ventures. For purposes of this paragraph 12, "solicit" means any communication of any kind whatsoever, regardless of by whom initiated, inviting, encouraging or requesting any person or entity to take or refrain from taking any action. The provisions of this paragraph 12 shall supersede the non-solicitation provisions included in the second paragraph under "Competitive Activity" of the April 1, 1998 Confidentiality Agreement.

13. Arbitration. Except for the enforcement of any rights to equitable relief pursuant to paragraph 8 or relief under paragraph 8, Mr. von Hörde and MEMC agree that any dispute, controversy or claim (between Mr. von Hörde and MEMC) arising out of, based upon or relating to Mr. von Hörde's employment, the termination of his employment, this Agreement or its breach, whether denominated as torts or contract claims or as statutory or regulatory claims (including claims for discrimination or discharge based upon race, sex, age, religion, disability or other prohibited grounds), whether arising before, during or after termination of Mr. von Hörde's employment, and also including any dispute about whether any particular controversy is arbitrable under the terms of this paragraph, shall be resolved by binding arbitration before one (1) arbitrator. Procedurally, the arbitration will be governed by the then-current Rules for Resolution of Employment Disputes of the American Arbitration Association. Any arbitration herein would be held in St. Louis County, Missouri. Judgment on an arbitration award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. The Arbitrator shall have the authority to award costs of the Arbitration (including attorney's fees) in a manner consistent with the controlling substantive claim at issue. Similarly, the Arbitrator shall have the authority to award damages (or other relief) consistent with the substantive claim being asserted.

14. Knowing and Voluntary Agreement. Mr. von Hörde hereby represents, declares and agrees that he voluntarily accepts the provisions of this Agreement for the purpose of making a full and final compromise and settlement of all matters relating to Mr. von Hörde's employment relationship with MEMC and its termination. Mr. von Hörde is advised to consult an attorney. Mr. von Hörde understands the effect of signing this Agreement.

15. Entire Agreement. This Agreement, when executed, contains the entire agreement between the parties and, except as specifically referenced herein, there are no other understandings or agreements, written or oral, between them on the subject except as expressly stated herein. This Agreement, except as specifically referenced herein, fully supersedes and replaces any and all prior agreements or understandings, if any, between Mr. von Hörde and MEMC on any matter that is addressed in this Agreement. This Agreement cannot be amended or modified except by a written document signed by both MEMC and Mr. von Hörde. Separate copies of this document shall constitute original documents which may be signed separately, but which together will constitute one single agreement.

16. Governing Law, Invalidity of Provisions. This Agreement shall be construed and governed by the laws of the State of Missouri (except its laws and decisions regarding conflicts of law which shall be disregarded in their entirety). If any part or provision of this Agreement is determined to be invalid or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is over-broad, that provision shall not be void, but rather shall be limited only to the extent required by applicable law and enforced as so limited.

17. Consequences of Violation of this Agreement. If it is finally determined by a court or arbitrator that either party has violated any of the promises contained in this Agreement, then such party shall reimburse the other party for all reasonable costs incurred by the other party, including reasonable attorneys' fees, in enforcing or defending its rights under this Agreement.

18 Acknowledgment and Consideration Period. Mr. von Hörde acknowledges that he has been given at least twenty-one (21) days within which to consider this Agreement before its execution. This Agreement shall not be effective until seven (7) calendar days after the date of execution by Mr. von Hörde. During this seven-day period, Mr. von Hörde may revoke this Agreement by notifying MEMC in writing. Upon expiration of the seven-day period, Mr. von Hörde acknowledges that this Agreement becomes final and binding.

19. Binding Agreement and Assignment. This Agreement shall be binding upon and inure to the benefit of Mr. von Hörde and Mr. von Hörde's heirs and representatives, and to MEMC, its successors and assigns; further, this Agreement and the benefits provided hereunder are not assignable by Mr. von Hörde without MEMC's express written consent.

20. By signing this Agreement, Mr. von Hörde acknowledges:

A. HE HAS READ THIS AGREEMENT COMPLETELY.

B. HE HAS HAD AN OPPORTUNITY TO CONSIDER THE TERMS OF THIS AGREEMENT.

C. HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF HIS CHOOSING PRIOR TO EXECUTING THIS AGREEMENT.

D. HE KNOWS THAT HE IS GIVING UP IMPORTANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT.

E. HE UNDERSTANDS AND MEANS EVERYTHING THAT HE HAS SAID IN THIS AGREEMENT, AND HE AGREES TO ALL ITS TERMS.

F. HE IS NOT RELYING ON MEMC OR ANY REPRESENTATIVE OF MEMC TO EXPLAIN THIS AGREEMENT OR HIS RIGHTS TO HIM.

G. HE HAS HAD AN OPPORTUNITY TO CONSULT AN ATTORNEY AND OTHER ADVISORS TO EXPLAIN THIS AGREEMENT AND ITS CONSEQUENCES TO HIM BEFORE HE SIGNED IT, AND HE HAS AVAILED HIMSELF OF THIS OPPORTUNITY TO WHATEVER EXTENT HE DESIRED.

H. HE HAS SIGNED THIS AGREEMENT VOLUNTARILY AND ENTIRELY OF HIS OWN FREE WILL WITHOUT ANY PRESSURE FROM MEMC OR ANY REPRESENTATIVE OF MEMC.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES (SEE PARAGRAPH 13).

IN WITNESS WHEREOF, the undersigned parties have executed this Retirement Agreement.

MEMC ELECTRONIC MATERIALS, INC.

By: /s/ John Marren

Name: John Marren Title: Chairman of the Board
/s/ Klaus R. von Hörde

Name: Klaus R. von Hörde Date: 4/26/02

MEMC Witness to Mr. von Hörde Signature

/s/ Thomas P. Stiffler

Name: Thomas P. Stiffler Date: 4/26/02